Exhibit 4.4


                          	LOAN AGREEMENT

                          	BY AND BETWEEN

                       	COMERICA BANK-TEXAS

                               	AND

                     	 STRATUS PROPERTIES INC.,
                STRATUS PROPERTIES OPERATING CO., L.P.
                        CIRCLE C LAND CORP.
                                and
                      AUSTIN 290 PROPERTIES, INC.

                    	Dated  December 16, 1999






                        	LOAN AGREEMENT


THIS LOAN AGREEMENT (this "Agreement") is made and delivered effective as of the 16th day of December, 1999, by and between STRATUS PROPERTIES INC., a Delaware corporation, ("Stratus"), STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership, ("Stratus Operating"), CIRCLE C LAND CORP., a Texas corporation, ("Circle C"), and AUSTIN 290 PROPERTIES, INC., a Texas corporation, ("Austin"), (Stratus, Stratus Operating, Circle C and Austin are sometimes referred to in this Agreement severally as "Borrower" and jointly as "Borrowers"), and COMERICA BANK-TEXAS, a Texas banking association ("Bank").

                  	RECITALS

A.	Borrowers desire to obtain certain credit facilities from
the Bank, and the Bank is willing to provide such credit facilities to and in favor of Borrowers.

B.	Such credit facilities are subject to the terms and
conditions set forth herein and in every other Loan Document.

                 	AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrowers and Bank agree as follows:

SECTION 1. 	DEFINITIONS

1.1	Defined Terms.  The terms as used in this Agreement shall
have the meanings assigned to such terms in the Defined Terms
Addendum.

1.2	Accounting Terms.  All accounting terms not specifically
defined in this Agreement shall be determined and construed in accordance with GAAP.

1.3	Singular and Plural.  Where the context herein requires,
the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2. 	TERMS, CONDITIONS AND PROCEDURES FOR BORROWING

Subject to the terms, conditions and procedures of this Agreement and each other Loan Document including, but not limited to, the terms, conditions and procedures set forth in the Defined Terms Addendum and Loan Terms, Conditions and Procedures Addendum, Bank agrees to make credit available to the Borrowers on such dates and in such amounts as the Borrowers shall request from time to time or as may otherwise be agreed to by Borrowers and Bank.

SECTION 3. 	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as to itself and, as the context requires, each Loan Party within its control, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any Advances hereunder, and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:

3.1	Authority.  Stratus, Circle C and Austin are each a
corporation. Stratus Operating is a limited partnership of which Stratus is an indirect owner. Each of Stratus, Circle C, Austin and Stratus Operating is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in the state where the Land it owns is located and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

3.2	Due Authorization.  Each Loan Party has all requisite
power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party's organizational or other governing documents.

3.3	Title to Property.  Each Loan Party has good title to all
property and assets purported to be owned by it, including those assets identified on the Financial Statements most recently delivered by Borrowers to Bank, subject to the Permitted
Encumbrances.

3.4	Encumbrances.  There are no Liens on, and no financing
statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances.

3.5	Subsidiaries.  As of the date hereof, none of the
Borrowers has any Subsidiaries, except as set forth in
Schedule 3.5, which Schedule sets forth the percentage of ownership of such Borrower in each such Subsidiary as of the date of this Agreement.

3.6	Taxes.  Each Loan Party (i) has filed, on or before their
respective delinquency dates, all federal, state, local and foreign tax returns that are required to be filed, or has obtained extensions for filing such tax returns, (ii) is not delinquent in filing such returns in accordance with such extensions, and (iii) has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and, if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank. Further, no Loan Party knows of any additional assessments in respect of any such taxes and related liabilities.

3.7	No-Defaults.  There exists no default (or event which,
with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party or pertaining to any of the Permitted Encumbrances (other than Contested Items) except to the extent that any such failure has been waived or that such failure to comply would not have a material adverse effect.

3.8	Enforceability of Agreement and Loan Documents.  Each
Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party that is a party thereto, and constitutes the valid and binding obligations of each such Loan Party, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally at the time in effect.

3.9	Non-contravention.  The execution, delivery and
performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in contravention of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.

3.10	Actions, Suits, Litigation or Proceedings.  Except as
shown on Schedule 3.10, there is no Material Litigation, and, to the best knowledge of each Borrower, no Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.


3.11	Consents, Approvals and Filings, Etc.  Except as have
been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by each Loan Party of any Loan Document to which it is a party.
All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the best knowledge of each Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.

3.12	Contracts, Agreements and Leases.  To each Borrower's
best knowledge and after due inquiry, no Loan Party is in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement, indenture, lease or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect. To each Borrower's knowledge, each such material contract, commitment, undertaking, agreement, indenture and instrument is in full force and effect and is valid and legally binding.

3.13	ERISA.  Except as shown on Schedule 3.14, no Loan Party
maintains or contributes to any employee benefit plan subject to Title IV of ERISA. Furthermore, no Loan Party has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by such Loan Party, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

3.14	No Investment Company.  No Loan Party is an "investment
company" within the meaning of the Investment Company Act of 1940, as amended, nor is any Loan Party "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

3.15	No Margin Stock.  No Loan Party is engaged principally,
or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or made available by any Loan Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

3.16	Environmental Representations.

(a)	No Loan Party has received any notice of any
violation of any Environmental Law(s); and no Loan Party is a party to any litigation or administrative proceeding, nor, so far as is known by any Borrower, is any litigation or administrative proceeding threatened against any Loan Party which, in any event, (i) asserts or alleges that any Loan Party violated any Environmental Law(s), (ii) asserts or alleges that any Loan Party is required to clean up, remove or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials, or (iii) asserts or alleges that any Loan Party is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by any Loan Party, and which in each case of (i)-(iii), either singularly or in the aggregate, could have a Material Adverse Effect.

(b)	To Borrowers' knowledge, there are no conditions
existing currently which could subject any Loan Party to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by any Loan Party, and which, in any event, either singularly or in aggregate, could have a Material Adverse Effect.


(c)	No Loan Party is subject to any judgment, decree,
order or citation related to or arising out of any applicable Environmental Law(s), which, either singularly or in the aggregate, could have a Material Adverse Effect; and, to Borrowers' knowledge, no Loan Party has been named or listed as a potentially responsible party by any Governmental Authority in any matter arising under any applicable Environmental Law(s), except as disclosed in Schedule 3.16, and, in the event that any such matters are disclosed in said

Schedule 3.16 they will not, either singularly or in the aggregate, have a Material Adverse Effect.

(d)	Each Loan Party has all permits, licenses and
approvals required under applicable Environmental Laws, where the failure to so obtain or maintain any such permits, licenses or approvals could have a Material Adverse Effect.

3.17	Accuracy of Information.  The Financial Statements
previously furnished to Bank have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and, as applicable, the consolidated financial condition of Borrower and such other Person(s) as such Financial Statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said Financial Statements, there has been no material adverse change in the financial condition of Borrower or any other Person covered by such Financial Statements. No Loan Party, nor any such other Person has any material contingent obligations, liabilities for taxes, long-term leases or long-term commitments not disclosed by, or reserved against in, such Financial Statements. Each Loan Party is solvent, able to pay its respective debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and no Loan Party will be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.

3.18	Equity Ownership.   Stratus's entire issued and
outstanding capital stock consists of 14,288,270 shares of common stock, $.01 par value; and the names of all Persons who own beneficially five percent (5%) or more of such shares, together with the amount of such ownership, are set forth in Schedule 3.19,
Part 1 attached hereto. Circle C's entire issued and outstanding capital stock consists of 1,000 shares of common stock, $1.00 par value; and the names of all Persons who own beneficially five percent (5%) or more of such shares, together with the amount of such ownership, are set forth in Schedule 3.19, Part 2 attached hereto. Austin's entire issued and outstanding capital stock consists of 1,000 shares of common stock, $1.00 par value; and the names of all Persons who own beneficially five percent (5%) or more of such shares, together with the amount of such ownership, are set forth in Schedule 3.19, Part 3 attached hereto. All of the partnership interests in Stratus Operating are owned beneficially and of record by the Persons and in the amounts/percentages set forth in Schedule 3.19, Part 3. To the extent that any such partner is a corporation (other than Stratus, Austin or Circle C), limited liability company or partnership, similar information with respect to the beneficial and record owners of all equity ownership interests in each such entity is set forth in Schedule 3.19, Part
3. There are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any equity ownership interests of any Loan Party, except described in Schedule 3.19, Part 4.

3.19	Business Loan.  The Loans are business loan transactions
in the stated amounts solely for the purpose of carrying on the businesses of Borrowers and none of the proceeds of the Loans will be used for the personal, family, household or agricultural purposes of any Borrower.

3.20	Relationship.  The relationship between each Borrower and
Bank is solely that of borrower and lender, and Bank has no fiduciary or other special relationship with any Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Borrower or any other Loan Party and Bank to be other than that of borrower and lender.

3.21	Experience.  The principals of each Borrower are
knowledgeable businessmen with experience in real estate transactions and real estate financing. In all of their transactions with Bank, each Borrower and its principals have been represented by (or have had the opportunity to be represented by) legal counsel independent of Bank and independent of counsel for Bank.


3.22	Compliance with Laws.  The Land and any Improvements
thereon comply, in all material respects, with all applicable Governmental Requirements and restrictive covenants, including, without limitation, zoning laws, building codes, handicap or disability legislation, and all rules, regulations and orders relating thereto, and all Environmental Laws, and the use to which a Borrower is using or intends to use its Land and Improvements complies with all Governmental

Regulations in all material respects
specifically including, but not limited to, any and all land use and development entitlements and Municipal Utility District requirements for the Primary Collateral and the Other Collateral, and that Borrower has taken all action necessary to preserve and maintain the land use and development entitlements, and has taken no action which would cause a loss of any such entitlements.

3.23	Access.  Access by vehicles to the Land exists over paved
roadways that have been completed, dedicated to the public use and accepted by the appropriate Governmental Authority.

3.24	Statements.  No certificate, statement, report or other
information delivered heretofore, concurrently herewith or hereafter by any Loan Party to Bank in connection herewith, or in connection with any transaction contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being materially misleading, and same were true, complete and accurate as of the date hereof in all material respects.

3.25	Disclaimer of Permanent Financing.  Each Borrower
acknowledges and agrees that Bank has not made any commitments, either express or implied, to extend the terms of the Loans past their stated maturity dates or to provide Borrowers with any permanent financing, except to the extent, if any, that the same is expressly stated in this Agreement and the other Loan Documents.

3.26	Not a Broker Or Dealer.  No Loan Party is a "broker" or
a "dealer" within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and any rules or regulations promulgated thereunder.

SECTION 4. 	AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as Bank is committed to make any Advance under this Agreement, and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions Advances upon the Bank's discretion are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control or under common control to:

4.1	Preservation of Existence, Etc.  Preserve and maintain
its existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which the Land it owns is located and where such qualification is material to its business and operations or ownership of its properties; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made such repairs or betterments as Borrower is obligated to make under any Governmental Requirements.

4.2	Keeping of Books.  Keep proper books of record and
account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those Financial Statements to be delivered to Bank pursuant to Section 4.3 hereof) prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals after forty-eight (48) hours prior notice, at Borrowers' cost and expense, to visit any office of any Loan Party, discuss its financial matters with its officers, employees and independent certified public accountants, and by this provision, each Borrower authorizes such officers, employees and accountants to discuss the finances and affairs of any Loan Party and to examine any of its books and other corporate records; provided, however, if no Event of Default exists, such visit will not occur more often than four
(4) times in any calendar year.

4.3	Reporting Requirements.  Stratus shall furnish to Bank,
or cause to be furnished to Bank, the following:

(a)	As soon as possible, and in any event within five
(5) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or of any Material Adverse Effect, a written statement of the chief financial officer or other appropriate authorized representative of Stratus, setting forth details of such Default, Event of Default or Material Adverse Effect, and the action which Stratus has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto.

(b)	As soon as available, and in any event within ninety
(90) days after and as of the end of each fiscal year of Stratus, audited consolidated Financial Statements of Stratus, including a balance sheet, income statement, statement of profit and loss, statement of changes in shareholders equity, statement of cash flows and contingent obligations, for and as of such fiscal year then ending, with comparative numbers for the preceding fiscal year, in each case, prepared by Stratus or such other Person, as applicable, and completed in such detail as Bank shall require, and certified by the chief financial officer or other appropriate authorized representative of Stratus or of such other Person, as applicable, as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation. Such audited Financial Statements shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and approved by Bank and shall contain unqualified opinions as to the fairness of the statements therein contained.

(c)	As soon as available, and in any event not later
than thirty (30) days prior to the start of each fiscal year of Stratus, the business plan of Stratus for such forthcoming fiscal year.

(d)	As soon as available, and in any event within thirty
(30) days after and as of the end of each calendar quarter, including the last such reporting period of each calendar year, consolidated Financial Statements of Stratus and, to the extent not covered in the Stratus Financial Statements, from such of the other Loan Parties as may be required by the Bank, Consolidated, as applicable, for and as of such reporting period, including a balance sheet, income statement, statement of profit and loss, surplus reconciliation statement and statement of cash flows and contingency for and as of such reporting period then ending and for and as of that portion of the calendar year then ending, with comparative numbers for the same period of the preceding calendar year, in each case, certified by the chief financial officer or other appropriate authorized representative of Stratus and, as applicable, each other Loan Party as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation.

(e)	As soon as available, and in any event within thirty
(30) days after and as of the end of each calendar month, a statement of Stratus's sales as of such reporting period then ending and for and as of that portion of the calendar year then ending, with comparative numbers for the same period of the preceding calendar year, in each case, certified by the chief financial officer of Stratus as to consistency with prior reports and accounting periods, accuracy and fairness of presentation ended and the year-to-date.

(f)	As soon as available, and in any event within thirty
(30) days after and as of the end of each calendar quarter, a statement of the status of MUD Reimbursables and Material Litigation as of such reporting period then ending certified by the chief financial officer of Stratus as to accuracy and completeness.

(g)	Promptly upon receipt thereof, copies of all
management letters and other substantive reports submitted to any Loan Party by independent certified public accountants in connection with any annual audit of any such party.

(h)	Promptly after filing the same, a copy of Stratus's
annual federal income tax return.

(i)	Simultaneously with the Financial Statements to be
delivered to Bank pursuant to Sections (b) and (d) above, a Compliance Certificate dated as of the end of such quarter or year, as the case may be.

(j)	Promptly, and in form and detail reasonably
satisfactory to Bank, such other information as Bank may reasonably request from time to time.

4.4	Inspections.  Permit Bank, through its authorized
attorneys, accountants and representatives, at Borrowers' cost and expense, to examine each Loan Party's books, accounts, records, ledgers, assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours, upon forty-eight (48) hours prior oral or written request of Bank.

4.5	Further Assurances; Financing Statements.  Furnish Bank,
at Borrowers' expense, upon Bank's request and in form reasonably satisfactory to Bank, and execute and deliver or cause to be executed and delivered, such additional pledges, assignments, mortgages, lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Mortgaged Property pledged, assigned, mortgaged or encumbered pursuant to any Loan Document, of every nature and description, whether now owned or hereafter acquired by the Person providing such Mortgaged Property, together with such other documents or instruments as Bank may require to effectuate more fully the express purposes of any Loan Document.

4.6	Compliance with Leases.  Comply with all material terms
and conditions of the Leases, if any, and all other lease or rental agreements covering any premises or property (real or personal) wherein any of the Mortgaged Property is or may be located, or covering any of the other material personal or real property now or hereafter owned, leased or otherwise used by any Loan Party in the conduct of its business, and any Governmental Requirement, except where the failure to so comply could not cause a Material Adverse Effect.

4.7	INDEMNIFICATION.  INDEMNIFY, DEFEND AND SAVE BANK
HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES, INCURRED BY BANK BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, IN DEFENDING OR PROTECTING THE LIENS WHICH SECURE OR PURPORT TO SECURE ALL OR ANY PORTION OF THE INDEBTEDNESS, WHETHER EXISTING UNDER ANY LOAN DOCUMENT OR OTHERWISE OR THE PRIORITY THEREOF, OR IN ENFORCING THE OBLIGATIONS OF ANY BORROWER OR ANY OTHER PERSON UNDER OR PURSUANT TO ANY LOAN DOCUMENT, OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THE MORTGAGED PROPERTY OR ANY LOAN DOCUMENT, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK'S OWN NEGLIGENCE, EXCEPT AND TO THE EXTENT BUT ONLY TO THE EXTENT CAUSED BY BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING IN ANY MANNER ANY OF THE FOREGOING, IT IS SPECIFICALLY AGREED THAT THE OBLIGATIONS OF BORROWERS UNDER THIS SECTION SHALL EXTEND TO ANY AND ALL CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES, INCURRED BY BANK BY REASON THAT THE LEGAL DESCRIPTION OF ANY OF THE MORTGAGED PROPERTY IN ANY LOAN DOCUMENT IS INCORRECT IN ANY RESPECT OR BECAUSE THE LIENS OF ANY OF THE DEEDS OF TRUST ARE OTHER THAN FIRST AND PRIOR LIENS.


4.8	Governmental and Other Approvals.  To the extent
necessary to be in compliance, comply with all Governmental Requirements in a timely matter and apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any Governmental Authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by any Loan Party of any Loan Document to which it is a party specifically including, but not limited to, the entitlements necessary to develop the Mortgaged Property.

4.9	Insurance.  Each Borrower shall obtain and maintain or
cause to be obtained and maintained at such Borrower's sole expense with respect to the portions of the Mortgaged Property owned by it:
(a) all-risk property insurance with respect to all insurable Mortgaged Property, if any, against loss or damage by fire, lightening, windstorm, explosion, hail, tornado and such hazards as are presently included in so-called "all-risk" coverage and against such other insurable hazards as Bank may reasonably require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Borrowers or Bank from becoming a coinsurer;
(b) if and to the extent any insurable Improvements are in a special flood hazard area, a flood insurance policy in an amount equal to the lesser of the principal balance of the Indebtedness or the maximum amount available or the replacement cost of the insurable Mortgaged Property; (c) commercial general public liability insurance, on an "occurrence" basis, for the benefit of Borrowers with Bank named as loss payee in respect to the Land and Improvements; (d) statutory worker's compensation insurance with respect to any work on or about the Mortgaged Property; and (e) such other insurance on the insurable Mortgaged Property as may from time to time be reasonably required by Bank and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, and in form reasonably satisfactory to Bank, and shall require not less than fifteen (15) days' prior written notice to Bank of any cancellation or material change of coverage. All insurance policies maintained, or caused to be maintained, by a Borrower with respect to any of the Mortgaged Property shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by such Borrower or Bank and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any bankruptcy, receivership or similar proceeding or if Bank, in good faith, believes that the financial responsibility of such insurer is or becomes inadequate, the applicable Borrower shall, in each instance, promptly, upon the request of Bank and at such Borrower's expense, obtain and deliver to Bank a certificate of insurance issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be and shall furnish a copy of the policy upon Bank's request. Without limiting the discretion of Bank with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Mortgaged Property shall contain a standard mortgage clause (without contribution) naming Bank as mortgagee with loss proceeds payable to Bank notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named insured; (ii) the occupation or use of the Mortgaged Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other similar action by Bank under the Loan Documents; or (iv) any change in title to or ownership of the Mortgaged Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents. The originals of each initial insurance policy (or to the extent permitted by Bank, a copy of the original policy and a satisfactory certificate of insurance) shall be delivered to Bank at the time of execution of this Agreement, with no delinquent premium payments, and each renewal certificate shall be delivered to Bank prior to the expiration of the policy it renews or replaces with no delinquent premium payments; provided that all insurance premiums shall be prepaid on an annual basis. Borrower shall pay all premiums on policies required hereunder as they become due and payable. If any loss occurs at any time when any Borrower has failed to perform any Borrower's covenants and agreements in this Paragraph, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for all Borrowers, to the same extent as if it had been made payable to Bank. Upon any foreclosure hereof or transfer of title to the Mortgaged Property in extinguishment of the whole or any part of the Indebtedness, all of Borrowers' right, title and interest in and to the insurance policies referred to in this Paragraph (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies. Bank shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Mortgaged Property, and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be a part of the Indebtedness, shall be due and payable to Bank on demand and shall bear interest from the date paid by Bank until reimbursed at the highest rate of interest applicable to any of the Indebtedness (but not in excess of the highest rate permitted by applicable law). Bank and Bank's employees are each irrevocably appointed attorney-in-fact for Borrowers and are authorized to adjust and compromise each loss without the consent of Bank, to collect, receive and receipt for all insurance proceeds in the name of Bank and/or Borrowers, and to endorse Borrowers' name upon any check in payment of the loss.
Bank shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Borrower.

4.10	Compliance with ERISA.  In the event that any Loan Party
or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a "reportable event" or "prohibited transaction" within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than thirty (30) days after such report has been so filed.

4.11	Environmental Covenants.

(a)	Comply with all applicable Environmental Laws in all
material respects, including, but not limited to, the demolition of any existing house or other buildings, in accordance with Texas Department of Health Regulations, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect. Further, Borrower acknowledges that certain petroleum hydrocarbons have been released from Exxon and Shell Oil pipelines located on or in the vicinity of the Land, and in the event the subsurface soil affected by such releases on the Land are to be disturbed, Borrower will take such health and safety measures as necessary to protect any person coming into contact with such releases, and all impacted soil resulting from site excavations will be disposed of in accordance with applicable regulations.

(b)	Promptly notify Bank, in writing, as soon as any
Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement or any other Loan Document incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law(s), or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of Environmental Law(s).


(c)	BORROWER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD
BANK, AND ANY OF BANK'S PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND CONSULTANTS, HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE LEGAL EXPENSES AND ATTORNEYS' FEES, WHETHER INSIDE OR OUTSIDE COUNSEL IS USED) INCURRED OR ARISING OUT OF ANY CLAIM, LOSS OR

DAMAGE OF ANY PROPERTY, INJURIES TO OR DEATH OF ANY PERSONS, CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, OR OTHER VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW(S), IN ANY CASE, CAUSED BY ANY LOAN PARTY OR IN ANY WAY RELATED TO ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY OR DUE TO ANY ACTS OF ANY LOAN PARTY OR ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, CONSULTANTS AND/OR REPRESENTATIVES INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK'S OWN NEGLIGENCE; PROVIDED HOWEVER, THAT THE FOREGOING INDEMNIFICATION SHALL NOT BE APPLICABLE, AND BORROWER SHALL NOT BE LIABLE FOR ANY SUCH CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES.

4.12	Year 2000 Compliant.  Perform all acts reasonably
necessary to ensure that (a) each Loan Party and (b) all customers, suppliers and vendors that are material to any Loan Party's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of any Loan Party's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this Section, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, promptly following Bank's request, provide to Bank such certifications or other evidence of each Loan Party's compliance with the terms of this Section as Bank may from time to time reasonably require.

4.13	Bank's Expenses.  Pay or reimburse to Bank on demand all
costs and expenses of Bank, including, without limitation, reasonable attorneys' fees and legal expenses, incurred in connection with the preparation, execution, delivery, administration and performance of the Loan Documents, the Mortgaged Property, and the transactions contemplated by this Agreement including, without limitation, title insurance and examination charges, survey costs, insurance premiums, filing and recording fees, attorneys' fees and expenses, and other expenses payable to third parties incurred by Bank in connection with the consummation of the transactions contemplated by this Agreement.

4.14	Surveys.  Furnish Bank within sixty (60) days after the
date hereof, and thereafter from time to time at the request of Bank but no more often than once per year, at Borrowers' expense recertified and updated Surveys of the Primary Collateral. All Surveys shall be in form and substance reasonably acceptable to Bank.

4.15	Estoppel Certificates.  Deliver to Bank, within ten (10)
days after request therefor, estoppel certificates or written statements, duly acknowledged, stating to Borrowers' knowledge after diligent inquiry the amount that has then been advanced to Borrowers under this Agreement, the amount due on the Notes, and whether any offsets or defenses exist against the Notes or any of the other Loan Documents.

4.16	Personalty and Fixtures.  Deliver to Bank, on demand, any
contracts, bills of sale, statements, receipted vouchers or agreements under which any Borrower claims title to any items of personal property incorporated in any Improvements or subject to the lien of any of the Deeds of Trust or to the security interest of any of the Security Agreements.


4.17	Leases.  Deliver to Bank executed copies of all Leases;
and all said Leases will contain a written provision reasonably acceptable to Bank whereby all rights of the tenant in the Lease and the Mortgaged Property are subordinated to the liens and security interests granted in the Loan Documents. Furthermore, if requested by Bank, Borrowers shall cause to be executed and delivered to Bank a Subordination, Non-Disturbance and Attornment Agreement, in form and substance reasonably acceptable to Bank, relating to each Lease and fully executed by Bank, Borrowers and such tenant.

4.18	Approval to Lease Required.   Borrowers will obtain the
prior written consent of Bank as to the form and substance of each proposed Lease specifically including, but not limited to, any ground lease transaction, and of each prospective tenant prior to entering into any such Lease, which approval will not be unreasonably withheld, conditioned or delayed.

4.19	Brokers.  Pay all fees, commissions and other
compensation payable to all brokers, if any, involved in this transaction at or prior to the disbursement of the Initial Advance. BORROWERS HEREBY AGREE TO INDEMNIFY AND HOLD HARMLESS BANK FROM
AND AGAINST ANY LOSS, DAMAGE, EXPENSE OR CLAIMS OF BROKERS (EXCEPT FOR BROKERS EXPRESSLY CONTRACTED WITH BY BANK) ARISING BY REASON OF THE EXECUTION HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING BUT NOT LIMITED TO, ANY TRANSACTIONS INVOLVING OR RELATING TO ANY LEASE.

4.20	Appraisals.  Supply Bank, at Borrowers' expense, with new
or recertified Primary Collateral Appraisals from time to time upon Bank's request; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to pay for any such appraisals more frequently than once during any calender-year; subject, however, to the updated information regarding reconciliation of value as may be required by Bank in connection with a Partial Release, as more fully set forth in Addendum 3.

4.21	Interest Reserve Amount and Interest Reserve Escrow
Account.   Notwithstanding the Revolving Loan Amount or any term or
provision of this Agreement or the other Loan Documents to the contrary, the amount available to be advanced to Borrowers on the Revolving Loan at any one time shall be reduced by the difference, if any, between the Interest Reserve Amount and the amount on deposit in the Interest Reserve Escrow Account. If the amount on deposit in the Interest Reserve Escrow Account is at least equal to the Interest Reserve Amount, there shall be no reduction under this Section to the amount available to be advanced on the Revolving Loan. If Borrowers at any time elect to establish the Interest Reserve Escrow Account, Borrowers shall deposit with Bank a sum in cash earmarked for deposit to an interest bearing account in Borrowers' name at Bank styled "Stratus Interest Reserve Escrow Account" (the "Interest Reserve Escrow Account"). Borrowers hereby pledge to Bank, and grant to Bank a security interest in, any and all monies now or hereafter deposited in the Interest Reserve Escrow Account as additional security for the payment of the Loans. If Borrower establishes the Interest Reserve Escrow Account and provided that no Default or Event of Default shall exist, Bank shall make disbursements each month from the Interest Reserve Escrow Account as requested, in writing, by Borrowers to pay all or a portion of the accrued interest then due and payable on the Notes; but if Borrower shall not establish the Interest Reserve Escrow Account or the amount on deposit in such account is not sufficient to pay all then accrued interest on the Loans, Bank may, at its option and without a Request for Advance, make an Advance on the Revolving Loan for the purpose of paying all accrued interest then due and payable on the Notes if Borrower otherwise fails to pay such interest timely. All earnings or interest, if any, on the Interest Reserve Escrow Account shall be and become part of such Interest Reserve Escrow Account and shall be disbursed as provided in this Section 4.21. Upon the occurrence of an Event of Default, Bank may apply any sums then present in the Interest Reserve Escrow Account to the payment of the Loans in any order of priority in its sole discretion. The Interest Reserve Escrow Account shall not constitute a trust fund and may be commingled with other monies held by Bank.


SECTION 5. 	NEGATIVE COVENANTS

Each Borrower covenants and agrees that, so long as Bank is committed to make any Advance under this Agreement and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions Advances upon the Bank's discretion are fully discharged and terminated and, thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control to, without the prior written consent of the Bank:

5.1	Capital Structure, Business Objects or Purpose.
Purchase, acquire or redeem any of its equity ownership interests, or enter into any reorganization or recapitalization or reclassify its equity ownership interests, or make any material change in its capital structure or general business objects or purpose.

5.2	Mergers or Dispositions.  Change its name, enter into any
merger or consolidation, whether or not the surviving entity thereunder, or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions), except as expressly permitted under this Agreement or the other Loan Documents.

5.3	Guaranties.  Guarantee, endorse, or otherwise become
secondarily liable for or upon the obligations or Debt of others
(whether directly or indirectly), except:

(a)	guaranties in favor of and satisfactory to Bank; and

(b)	endorsements for deposit or collection in the
ordinary course of business.

5.4	Debt.  Become or remain obligated for any Debt, except:

(a)	Indebtedness and other Debt from time to time
outstanding and owing to Bank;

(b)	unsecured trade, utility or non-extraordinary
accounts payable arising in the ordinary course of business and other unsecured Debt of Borrowers or the Loan Parties on a Consolidated basis at any one time not to exceed
$500,000.00;

(c)	contingent liabilities of Borrowers on a
consolidated basis at any one time not to exceed
$20,000,000.00;

(d)	Debt of a Related Party but only to the extent of
the lesser of seventy-five percent (75%) of the appraised value of the real estate project owned by such Related Party or eighty percent (80%) of the total costs associated with the real estate project owned by such Related Party;

(e)	Debt subordinated to the prior payment in full of
the Indebtedness upon terms and conditions approved in writing by Bank;

(f)	Debt outstanding as of the date hereof that is shown
on the Financial Statements previously delivered to Bank; and

(g)	Debt of  Loan Party to any other Loan Party.

5.5	Encumbrances.  Create, incur, assume or suffer to exist
any Lien upon, or create, suffer or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

5.6	Acquisitions.  Except as expressly permitted under this
Agreement, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.


5.7	Dividends.  Declare or pay dividends on, or make any
other distribution (whether by reduction of capital or otherwise) in respect of any shares of its capital stock or other ownership interests, including but not limited to dividends payable by Stratus or any dividends payable solely in stock except (a) dividends payable by a Subsidiary of a Borrower to a Borrower or by the Subsidiary of another Loan Party to such other Loan Party; or
(b) the redemption, repurchase or acquisition of any shares of its capital stock payable upon an employee's termination pursuant to its employee stock option, repurchase, or similar plan; provided, however, that after giving effect to such redemption, repurchase or acquisition, such Borrower or such other Loan Party, as applicable, shall be in full compliance with the terms of this Agreement.

5.8	Investments.  Except as otherwise permitted in
Section 2.18 of Addendum 2, make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans, advances or extensions of credit to, any Person, other than:

(a)	Each Borrower's current ownership in its respective
Subsidiaries and Related Parties; and

(b)	any investment in direct obligations of the United
States of America or any agency thereof, or in certificates of deposit issued by Bank, maintained consistent with a Borrower's or such Subsidiary's business practices prior to the date hereof; provided, that no such investment shall mature more than ninety (90) days after the date when made or the issuance thereof.

5.9	Transactions with Affiliates.  Enter into any transaction
with any of their stockholders, officers, employees, partners or any of their Affiliates or Related Parties, except subject to the terms hereof, transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length, or transfer any assets to any Related Party which is not a Borrower hereunder without Bank's prior consent.

5.10	Defaults on Other Obligations.  Fail to perform, observe
or comply duly with any covenant, agreement or other obligation to be performed, observed or complied with by any Loan Party, subject to any grace or cure periods provided therein, which failure could have a Material Adverse Effect.

5.11	Prepayment of Debt.  Prepay (or take any actions which
impose an obligation to prepay), except, subject to the terms hereof or thereof, Indebtedness.

5.12	Pension Plans.  Except in compliance with this Agreement,
enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

5.13	Subordinate Indebtedness.  Subordinate any indebtedness
due to it from any Person to indebtedness of other creditors of such Person.

5.14	No Further Negative Pledges.  Enter into or become
subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by any Loan Party of any obligations, (b) prohibiting the creation or assumption of any Lien upon the properties or assets of any Loan Party, whether now owned or hereafter acquired or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

5.15	No License Restrictions.  Permit any restriction in any
license or other agreement that restricts any Borrower or any other Loan Party from granting a Lien to Bank upon any of any Borrower's or such other Loan Party's rights under such license or agreement.

5.16	Olympus Agreements.  Terminate or agree to any material
modification or amendment to any of the Olympus Agreements without Bank's prior consent.

SECTION 6. 	EVENTS OF DEFAULT

6.1	Events of Default.  The occurrence or existence of any
one or more of the following conditions or events shall constitute an "Event of Default" hereunder:

(a)	Non-payment of any principal, interest or other sum
due under the terms of this Agreement, the Note, or under any other Loan Document when due in accordance with the terms hereof or thereof, which non-payment continues for five (5) days beyond its due date.

(b)	Default by any Borrower in the observance or
performance of any of the other conditions, covenants or agreements of Borrowers set forth in this Agreement or under any other Loan Document, which default continues for thirty
(30) days following the date on which written notice is delivered by Bank to Borrower with respect to such default or event of default; provided, however, that such thirty (30) day period will be extended for up to ninety (90) days in Bank's sole discretion so long as a Borrower commences to cure such default during such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(c)	Any representation or warranty made by any Loan
Party in any Loan Document shall be untrue or incorrect in any material respect.

(d)	Any default by any Loan Party, in the payment of any
Debt (other than Debt owing to Bank) in an individual amount of $50,000.00 or greater, or in an aggregate amount exceeding $100,000.00, or in the material observance or performance of any conditions, covenants or agreements related or given with respect thereto and, in each such case, continuation thereof beyond any applicable grace or cure period.

(e)	The rendering of one or more judgments or decrees
for the payment of money, against any Loan Party, and such judgment(s) or decree(s) has not been vacated, bonded or stayed, by appeal or otherwise, for a period of sixty (60) consecutive days after the date of final entry.

(f)	If there shall be any change in the management,
ownership (other than the publicly traded stock of Stratus) or control of Borrowers, whether by reason of incapacity, death, resignation, termination or otherwise, and if within a reasonable period following such change, Borrowers have not provided for the replacement of such manager to Bank's reasonable satisfaction.

(g)	The failure by any Loan Party, to meet the minimum
funding requirements under ERISA with respect to any Pension Plan established or maintained by it; the occurrence of any "reportable event", as defined in ERISA, which could constitute grounds for termination by the PBGC of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or any Loan Party, as the case may be; or the institution of any proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan.

(h)	If any Loan Party, becomes insolvent or generally
fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for any Loan Party, or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver, liquidator, conservator or other custodian is appointed for any Loan Party, or for a substantial part of its property, and the same is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Loan Party, and, if instituted against any Loan Party, the same is consented to or acquiesced in by any such Loan Party or otherwise is not dismissed for sixty (60) days; or any warrant of attachment is issued against any substantial part of the property of any Loan Party, which is not released within thirty (30) days of service thereof.

(i)	If any Loan Document shall be terminated, revoked,
or otherwise rendered void or unenforceable, in any case, without Bank's prior written consent and Borrower fails to re-execute same within five (5) days of notice requesting same.

(j)	Any Borrower shall dissolve, terminate or liquidate,
or merge with or be consolidated into any other entity without Bank's prior written consent.

(k)	Without the Bank's prior written consent, any
Borrower creates, places, or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any Lien with respect to the Mortgaged Property, or any portion thereof, other than the Permitted Encumbrances and, in the case of non-consensual Liens, such Borrower fails to cure same within forty-five (45) days from date incurred.

(l)	Except as otherwise expressly permitted under the
Loan Documents, any Borrower sells, conveys, transfers or assigns all or any portion of the Mortgaged Property other than to a Loan Party and the Mortgaged Property remains subject to the Lien in favor of the Bank.

(m)	There is a transfer, sale, assignment or conveyance
of any beneficial interest in any Borrower or any entity that directly or indirectly holds a beneficial interest in any Borrower, except for Permitted Dispositions.

(n)	Any Borrower abandons all or any portion of the
Mortgaged Property.

(o)	Bank deems itself insecure, believing in good faith
that the prospect of payment or performance of any of the Indebtedness is impaired.

6.2	Remedies Upon Event of Default.  Upon the occurrence and
at any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the Bank's right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank's option, Bank may give notice to Borrowers declaring all or any portion of the Indebtedness remaining unpaid and outstanding, whether under the Notes or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable.
Furthermore, upon the occurrence of a Default or Event of Default and at any time during the existence or continuance of any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to make any further Advances to Borrowers under this Agreement shall automatically terminate; provided, should such Default or Event of Default be cured to Bank's satisfaction, Bank may, but shall be under no obligation to, reinstate any such commitment by written notice to Borrowers. Notwithstanding the foregoing, in the case of an Event of Default under Section 6.1(i), and notwithstanding the lack of any notice, demand or declaration by Bank, the entire Indebtedness remaining unpaid and outstanding shall become automatically due and payable in full, and any commitment by Bank to make any further Advances to Borrowers shall be automatically and immediately terminated, without any requirement of notice or demand by Bank upon Borrowers, each of which are hereby expressly waived by Borrowers. Bank may, without waiving any Default or Event of Default advance Loan proceeds to correct Borrowers' violation giving rise to the Event of Default. Any Loan proceeds so advanced will either, at Bank's option, be evidenced by the Notes or constitute Indebtedness of Borrowers to Bank payable on demand, bearing interest at the Default Rate from the date advanced by Bank. All such demand indebtedness will be a part of the Indebtedness and will be secured by the liens and security interests of the Loan Documents. Each Loan Party that is a partnership agrees that Bank is not required to comply with
Section 3.05(d) of the Texas Revised Partnership Act and agrees that Bank may proceed directly against one or more general (but not limited) partners or their property without first seeking satisfaction from partnership property. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.

6.3	Setoff.  In addition to any other rights or remedies of
Bank under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Bank may, at any time and from time to time, without notice to Borrowers (any requirements for such notice being expressly waived by Borrowers), setoff and apply against any or all of the Indebtedness (whether or not then due), any or all deposits (general or special, time or demand, provisional or final) at any time held by Borrowers and other indebtedness at any time owing by Bank to or for the credit or for the account of Borrowers, and any property of Borrowers, from time to time in possession or control of Bank, irrespective of whether or not Bank shall have made any demand hereunder or for payment of the Indebtedness and although such obligations may be contingent or unmatured, and regardless of whether any Mortgaged Property then held by Bank is adequate to cover the Indebtedness. The rights of Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have.
 Borrowers hereby grant Bank a Lien on and security interest in all such deposits, indebtedness and other property as additional collateral for the payment and performance of the Indebtedness.

6.4	Waiver of Certain Laws.  To the extent permitted by
applicable law, Borrowers hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or to any security interest or other Lien contemplated by or granted under or in connection with this Agreement or the Indebtedness.

6.5	Waiver of Defaults.  No Default or Event of Default shall
be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights.
 No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank's rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrowers expressly agree that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

6.6	Receiver.  In any action or suit to foreclose upon any of
the Mortgaged Property, Bank shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Mortgaged Property for the benefit of Bank, pursuant to provisions of applicable law.

6.7	Discretionary Credit and Credit Payable Upon Demand.  To
the extent that any of the Indebtedness shall, at anytime, be payable upon demand, nothing contained in this Agreement, or any other Loan Document, shall be construed to prevent Bank from making demand, without notice and with or without reason, for immediate payment of all or any part of such Indebtedness at any time or times, whether or not a Default or Event of Default has occurred or exists. In the event that such demand is made in accordance with the Loan Documents upon any portion of the Indebtedness and Borrower fails to meet any such demand within any applicable cure periods, the Bank, at its election, may terminate any commitment by Bank to make any further Advances to Borrowers under this Agreement or otherwise. Furthermore, to the extent any Loan Document authorizes the Bank, at its discretion, to make or to decline to make financial accommodations to the Borrowers, nothing contained in this Agreement or any other Loan Document shall be construed to limit or impair such discretion or to commit or otherwise obligate the Bank to make any such financial accommodation.

6.8	Application of Proceeds of Mortgaged Property.
Notwithstanding anything to the contrary set forth in any Loan Document, during the existence of any Event of Default, the proceeds of any of the Mortgaged Property, together with any offsets, voluntary payments, and any other sums received or collected in respect of the Indebtedness, may be applied in such order and manner as determined by Bank in its sole and absolute discretion.

SECTION 7. 	BANK'S DISCLAIMERS - BORROWERS' INDEMNITIES

7.1	No Obligation by Bank.  Bank has no liability or
obligation whatsoever or howsoever in connection with any of the Mortgaged Property, and has no obligation except to disburse the proceeds of the Loans as herein agreed.

7.2	No Obligation by Bank to Operate.  Any term or condition
of any of the Loan Documents to the contrary notwithstanding, Bank shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of any Loan Party. Any term or condition of the Loan Documents which permits Bank to disburse funds, whether from the proceeds of the Loans or otherwise, or to take or refrain from taking any action with respect to any Loan Party, the Mortgaged Property or any other collateral for repayment of the Loans, shall be deemed to be solely to permit Bank to audit and review the management, operation and conduct of the business and affairs of any Loan Party, and to maintain and preserve the security given by Borrowers to Bank for the Loans, and may not be relied upon by any other person. Further, Bank shall not have, has not assumed and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of any Loan Party and no term or condition of the Loan Documents, shall be construed otherwise. BORROWERS, JOINTLY AND SEVERALLY, HEREBY INDEMNIFY AND AGREE TO HOLD BANK HARMLESS FROM AND AGAINST ANY COST, EXPENSE OR LIABILITY INCURRED OR SUFFERED BY BANK AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY OBLIGATION OR RESPONSIBILITY OF BANK FOR THE MANAGEMENT, OPERATION AND CONDUCT OF THE BUSINESS AND AFFAIRS OF ANY BORROWER OR ANY OTHER LOAN PARTY, OR AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY LIABILITY OR RESPONSIBILITY OF BANK FOR THE PAYMENT OR PERFORMANCE OF ANY INDEBTEDNESS OR OBLIGATION OF ANY BORROWER OR ANY OTHER LOAN PARTY.


7.3	INDEMNITY BY BORROWERS.  BORROWERS, JOINTLY AND
SEVERALLY, HEREBY INDEMNIFY BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES ARISE FROM OR RELATE TO ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK'S OWN NEGLIGENCE, EXCEPT AND TO THE EXTENT BUT ONLY TO THE EXTENT CAUSED BY BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT INTENDING TO LIMIT THE REMEDIES AVAILABLE TO BANK WITH RESPECT TO THE ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS AS STATED HEREIN OR AS STATED IN ANY LOAN DOCUMENT, IN THE EVENT ANY CLAIM OR DEMAND IS MADE OR ANY OTHER FACT COMES TO THE ATTENTION OF BANK IN CONNECTION WITH, RELATING OR PERTAINING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHICH BANK REASONABLY BELIEVES MIGHT INVOLVE OR LEAD TO SOME LIABILITY OF BANK, BORROWERS SHALL, IMMEDIATELY UPON RECEIPT OF WRITTEN NOTIFICATION OF ANY SUCH CLAIM OR DEMAND, ASSUME IN FULL THE PERSONAL RESPONSIBILITY FOR AND THE DEFENSE OF ANY SUCH CLAIM OR DEMAND AND PAY IN CONNECTION THEREWITH ANY LOSS, DAMAGE, DEFICIENCY, LIABILITY OR OBLIGATION, INCLUDING, WITHOUT LIMITATION,

LEGAL FEES AND COURT COSTS INCURRED IN
CONNECTION THEREWITH. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWERS SHALL ASSUME IN FULL THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND SHALL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. BANK MAY, IN ITS SOLE BUT REASONABLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING; AND BORROWERS SHALL IMMEDIATELY UPON RECEIPT OF NOTICE REPAY TO BANK, IN CASH, THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE MAXIMUM RATE OF INTEREST PERMITTED BY APPLICABLE LAW FROM THE DATE OF SUCH PAYMENT. BANK SHALL HAVE THE RIGHT TO JOIN BORROWERS, OR ANY OF THEM, AS A PARTY DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST BANK, AND BORROWERS HEREBY CONSENT TO THE ENTRY OF AN ORDER MAKING BORROWERS, OR ANY OF THEM, A PARTY DEFENDANT TO ANY SUCH ACTION.

7.4	No Agency.  Nothing herein shall be construed as making
or constituting Bank as the agent of any Loan Party in making payments pursuant to any construction contracts or subcontracts entered into by any Loan Party for construction of the Improvements or otherwise. The purpose of all requirements of Bank hereunder is solely to allow Bank to check and require documentation (including, but not limited to, lien waivers) sufficient to protect Bank and the Loans contemplated hereby.

7.5	Assignment of Reimbursables and Assignment of Partnership
Interests. As additional security for the Loan, Borrower or certain Loan Parties of even date herewith has transferred and assigned to Bank all of Borrowers' right, title and interest in and to certain reimbursements due Borrower from various municipal utility districts and cities, certain management and other fees, and certain partnership interests, all as more fully set forth in the Assignment of Reimbursables and Other Fees and in the Assignment of Partnership Interests executed of even date herewith by certain of the Borrowers (collectively, the "Assignments"). Any default which remains uncured beyond an grace or cure period under the Assignments shall also constitute an Event of Default hereunder. Said Assignments shall inure to the benefit of Bank and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Mortgaged Property and any corporation affiliated with Bank which assumes Bank's rights and obligations under this Agreement.

SECTION 8. 	MISCELLANEOUS

8.1	Taxes and Fees.  Unless otherwise prohibited by
applicable law, should any tax (other than a tax based upon the net income of Bank) or recording or filing fee become payable in respect of any Loan Document, any of the Mortgaged Property, any of the Indebtedness or any amendment, modification or supplement hereof or thereof, Borrowers agree to pay such taxes (or reimburse Bank therefor upon demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Bank harmless with respect thereto.

8.2	Governing Law.  Each Loan Document shall be deemed to
have been delivered in the State of Texas, and shall be governed by and construed and enforced in accordance with the laws of the State of Texas, except to the extent that the Uniform Commercial Code, other personal property law or real property law of another jurisdiction where Mortgaged Property is located is applicable, and except to the extent expressed to the contrary in any Loan Document. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


8.3	Audits of Mortgaged Property; Fees.  Bank shall have the
right from time to time to audit the Mortgaged Property, provided that such audits will be conducted no more than two (2) times in any calendar year unless an Event of Default has occurred. Borrowers agree to reimburse Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits and financial analysis and examination of Borrowers or any other Loan Party performed from time to time.

8.4	Costs and Expenses.  Borrowers shall pay Bank, on demand,
all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses (whether inside or outside counsel is used), incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Mortgaged Property, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Bank's demand upon Borrowers for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the Default Rate.

8.5	Notices.  All notices and other communications provided
for in any Loan Document (unless otherwise expressly stipulated therein) or contemplated thereby, given thereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing or delivery by overnight courier, such notices shall be effective when placed in an envelope and deposited at a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. In the case of mailing, the mailing shall be by certified or first class mail. Except as set forth to the contrary in a Deed of Trust, the giving of at least five (5) days' notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such five (5) days' notice, or any notice, if not specifically required to do so in this Agreement.

8.6	Further Action.  Borrowers, from time to time, upon
written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Loans thereunder and payment of the Notes, according to the intent and purpose therein expressed.

8.7	Successors and Assigns; Participation.  This Agreement
shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by any Borrower of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness.

8.8	Indulgence.  No delay or failure of Bank in exercising
any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.

8.9	Amendment and Waiver.  No amendment or waiver of any
provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance(s) and for the specific time(s) and purpose(s) for which it is given.

8.10	Severability.  In case any one or more of the obligations
of any Loan Party under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegally or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under any Loan Document in any other jurisdiction.

8.11	Headings and Construction of Terms.  The headings of the
various subsections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.

8.12	Independence of Covenants.  Each covenant hereunder shall
be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Default or Event of Default.

8.13	Reliance on and Survival of Various Provisions.  All
terms, covenants, agreements, indemnities, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any
 Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank's behalf, and those covenants and agreements of Borrowers set forth in Sections 4.7, 4.11, 4.19, 7.2 and 7.3 hereof (together with any other indemnities of Borrowers contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

8.14	Effective Upon Execution.  This Agreement shall become
effective upon the execution hereof by Bank and Borrowers, and shall remain effective until the Indebtedness under this Agreement and the Notes and the related Loan Documents shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding.

8.15	No Third Party Beneficiaries.  The benefits of this
Agreement shall not inure to any third party. This Agreement shall not be construed to make or render Bank liable to any materialmen, subcontractors, contractors, laborers or others for goods and materials supplied or work and labor furnished in connection with any of the Mortgaged Property or for debts or claims accruing to any such persons or entities against any Borrower. Bank shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrowers. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Bank, or any of its officers, directors, agents or employees, in favor of any contractor, subcontractor, supplier of labor or materials, or any of their respective creditors, or any other person or entity other than Borrowers. Without limiting the generality of the foregoing, Advances made to any Person pursuant to any requests for Advances, whether or not such request is required to be approved by Borrowers, shall not be deemed a recognition by Bank of a third-party beneficiary status of any such person or entity.

8.16	Complete Agreement; Conflicts.  The Loan Documents
contain the entire agreement of the parties thereto, and none of the parties shall be bound by anything not expressed in writing.
 In the event that and to the extent that any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control.

8.17	Exhibits and Addenda and Schedules.  The following
Addenda and Exhibits and Schedules are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

Addenda:
Addendum 1	-	Defined Terms Addendum
Addendum 2	-	Loan Terms, Conditions and Procedures Addendum
Addendum 2(a)	-	Priority Application of Proceeds Schedule
Addendum 3	-	Release Provisions
Addendum 3-1	-	Schedule of Appraised Value
Addendum 3-2	-	Schedule of Assigned Value

Exhibits:
Exhibit A	-	Primary Collateral
Exhibit B	-	Other Collateral
Exhibit C	-	Intentionally Deleted
Exhibit D	-	MUD Reimbursables
Exhibit E	-	Request for Advance
Exhibit F	-	Form of Compliance Certificate

Schedules:
Schedule 3.5	-	Subsidiaries
Schedule 3.10	-	Material Litigation
Schedule 3.14	-	Employee Benefit Plans
Schedule 3.16	-	Environmental Disclosures
Schedule 3.19	-	Equity Ownership

8.18	ORAL AGREEMENTS INEFFECTIVE.  THIS AGREEMENT AND THE
OTHER "LOAN AGREEMENTS" (AS DEFINED IN SECTION 26.02(A)(2) OF THE TEXAS BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


               	Remainder of the Page
             	Left Blank Intentionally

              Signature Page Follows

WITNESS the due execution hereof as of the day and year first above written.



BANK:

COMERICA BANK - TEXAS


By:
Name:
Title:

Bank's Address:
1601 Elm Street
Dallas, Texas 75201
P.O. Box 650282
Dallas, Texas 75262-0282
Attn:
Telefax No.:

BORROWERS:

STRATUS PROPERTIES INC.,
a Delaware corporation

By:	/s/ William H. Armstrong, III
   ---------------------------------
Name:	William H. Armstrong, III
Title:	Chairman of the
Board, President and
Chief Executive Officer

STRATUS PROPERTIES OPERATING
CO., L.P.,
a Delaware limited partnership

By:	STRS L.L.C.,
a Delaware limited
liability company,
General Partner

By:	Stratus Properties Inc.,
a Delaware corporation,
Sole Member


By:	/s/ William H. Armstrong,III
    ------------------------------
Name: William H. Armstrong, III,
Title:	Chairman of the Board,
President and Chief
Executive Officer

CIRCLE C LAND CORP.,
a Texas corporation


By:	/s/ William H. Armstrong, III
    --------------------------------
Name:	William H. Armstrong, III
Title:		President

AUSTIN 290 PROPERTIES, INC.,
a Texas corporation


By:	William H. Armstrong, III
      -------------------------
Name:	William H. Armstrong, III
Title:		President

Borrowers' Address:
98 San Jacinto Blvd.,
Suite 220
Austin, Texas  78701

Attn:	William H. Armstrong, III
Telefax No.:  (512) 478-6340

                        	ADDENDUM 1

                  	DEFINED TERMS ADDENDUM

SECTION 1. 	DEFINITIONS

1.1	Defined Terms.  As used in this Agreement, the following
terms shall have the following respective meanings:

"Accounts," "Chattel Paper," "Documents", "Fixtures," "General
Intangibles," "Goods," "Instruments" and "Inventory" shall have the respective meanings assigned to them in the UCC on the date of this Agreement.

"Advance" shall mean a disbursement by Bank, whether by journal entry, deposit to Borrower's account, check to third party or otherwise of any of the proceeds of the Loan or any insurance proceeds.

"Affiliate" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to generally direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" shall mean this Loan Agreement, including the Defined Terms Addendum and the Loan Terms, Conditions and
Procedures Addendum, and Partial Release Addendum, together with all exhibits and schedules, as it may be amended from time to time.

"Assignment of Reimbursables and Other Fees" shall mean the Assignment of Reimbursables and Other Fees of even date herewith executed by Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land Corp. and Austin 290 Properties, Inc. and assigning to Bank all reimbursements, receivables and proceeds due to any Co-Borrower including, but not limited to, the MUD Reimbursables, all utility reimbursements, fees for property management, commission fees and other fee income as more specifically set forth therein.

"Assignment of Partnership Interest" shall mean the Assignment of Partnership Interests of even date herewith executed by the following partnerships: Stratus 7000 West, Ltd., Stratus ABC West I, L.P. and Stratus Ventures I Walden, L.P. (collectively, the "Partnerships"), assigning to Bank their respective partnership interests in the joint ventures or partnerships more fully described therein and those future partnerships executed after the date hereof by any Related Party assigning to Bank their respective partnership interests in the joint ventures or partnerships more fully described therein (the "Future Partnerships").

"Bankruptcy Code" shall mean Title 11 of the United States
Code, as amended, or any successor act or code.

"Business Day" shall mean any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in Dallas, Texas.

"Commitment Fee" shall mean the sum of $300,000.00 to be paid by Borrowers to Bank pursuant to the applicable provisions of this Agreement.


"Compliance Certificate" shall mean a certificate to be furnished by each Borrower to Bank, in the form of Exhibit F, certified by the chief financial officer of each Borrower (or in such officer's absence, another responsible officer of each Borrower) pursuant to Section 4.3 of this Agreement, certifying that, as of the date thereof, no Default or Event of Default shall have occurred and be continuing, or if any Default or Event of Default shall have occurred and be continuing, specifying in detail the nature and period of existence thereof and any action taken or proposed to be taken by the applicable Borrower with respect thereto, and also certifying as to whether Borrowers are in compliance with the financial covenants contained in this Agreement.

"Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to "consolidated" financial statements or data of the Borrowers includes consolidation with their respective Subsidiaries in accordance with GAAP.

"Contested Item" shall mean any Lien asserted against all or any portion of the Mortgaged Property if, and so long as (i) Borrowers have notified Bank of same within five (5) days of obtaining knowledge thereof, (ii) Borrowers shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement of collection of the same and the sale of the Mortgaged Property or any part thereof, to satisfy the same, (iii) pending resolution of such Contested Item, Borrowers shall have furnished to Bank a cash deposit or an indemnity bond reasonably satisfactory to Bank with a surety reasonably satisfactory to Bank in the amount of such imposition or lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to ensure payment of the matters under contest and to prevent any sale or forfeiture of the Mortgaged Property or any part thereof, (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such imposition or lien claim so determined, together with all costs, interest and penalties which may be payable in connection therewith, (v) the failure to pay such imposition or lien claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Mortgaged Property, and (vi) notwithstanding the foregoing, Borrowers shall immediately upon request of Bank pay any such imposition or lien claim notwithstanding such contest if, in the reasonable opinion of Bank the Mortgaged Property shall be in jeopardy or in danger of being forfeited or foreclosed. Bank may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Bank, the entitlement of such claimant is established.

"Debt" shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrowers, the term "Debt" shall include, without limitation, the Indebtedness.

"Deeds of Trust" shall mean the Deeds of Trust of even date herewith pursuant to which the Land (and any Improvements located thereon) is mortgaged to a trustee for the benefit of Bank to secure the Loans.

"Default" shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Default Rate" shall mean, at any time of determination thereof with respect to the applicable portion of the Indebtedness, the Maximum Lawful Rate (as defined in the Notes) or if no Maximum Lawful Rate is in effect, the sum of the Base Rate (as defined in the Notes) plus six percent (6%).

"Disbursement Date" shall mean the date upon which Bank makes an Advance of Loan proceeds under this Agreement.

"Distribution" shall mean any dividend on or other distribution (whether by reduction of capital or otherwise) with respect to any shares of capital stock (or other ownership interests), except for dividends from a Subsidiary to its parent.


"Environmental Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called "superfund" or "superlien" law, pertaining to Hazardous Materials on or about any of the Mortgaged Property, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

"Event of Default" shall mean any of those conditions or events listed in Section 6.1 of this Agreement.

"Extension Fee" shall mean a sum equal to fifty hundredths percent (0.50%) of the sum of the then outstanding principal balance on the Term Loan plus the Revolving Loan Maximum Amount as of the date of the Loan Extension to be paid by Borrowers to Bank at Loan Extension.

"Extension Loans" shall mean, to the extent Loan Extension occurs, the Loans, as so converted.

"Financing Statements" shall mean the financing statement or financing statements (on Standard Form UCC-1 or otherwise) executed and delivered by Borrowers in connection with the Loan Documents.

"Financial Statements" shall mean all balance sheets, income statements, statements of profit and loss, statements of changes in stockholder equity, statements of cash flow and contingency obligations and other financial data, statements and reports (whether of any Borrower, any of their respective Subsidiaries, or any other Loan Party or otherwise) which are required to, have been, or may from time to time hereafter, be furnished to Bank, for the purposes of, or in connection with, this Agreement, the transactions contemplated hereby or any of the Indebtedness.

"GAAP" shall mean generally accepted accounting principles consistently applied.

"Good Faith" or "good faith" shall have the meaning ascribed to the term "good faith" in Article 1.201(19) of the UCC on the date of this Agreement.

"Governmental Authority" shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Mortgaged Property is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party or any Mortgaged Property.

"Governmental Requirements" shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Mortgaged Property.

"Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).

"Improvements" shall mean any buildings, structures or other permanent improvements to or located on any of the Land.


"Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of any Loan Party to Bank under any Loan Document, together with all other indebtedness, obligations and liabilities whatsoever of any Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown, or originally payable to Bank or to a third party and subsequently acquired by Bank including, without limitation, any late charges, loan fees or charges, overdraft indebtedness. costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any Lien or in pursuing any of its rights or remedies under any Loan Document or in connection with any proceeding involving Bank as a result of any financial accommodation to any Borrower; debts, obligations and liabilities for which any Borrower would otherwise be liable to the Bank were it not for the invalidity or enforceability of them by reason of any bankruptcy, insolvency or other law or for any other reason, and reasonable costs and expenses of attorneys and paralegals, whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise; provided that the term Indebtedness shall not include any consumer loan to the extent treatment of such loan as part of the Indebtedness would violate any Governmental Requirement.

"Initial Advance" shall mean the Advance to be made at the time Borrowers satisfy the conditions set forth in Section 2.14 of Addendum 2.

"Interest Reserve Amount" shall mean an amount determined by
Bank as the amount sufficient to pay all interest that Bank anticipates will accrue on the Loans during the twelve month period
from the date such calculation is made by Bank.   As of the first
day of each January, April, July and October during the terms of the Loans, Bank shall recalculate the Interest Reserve Amount it determines is necessary to pay all interest that it anticipates as of such date to accrue on the Notes during the forthcoming twelve month period.

"Interest Reserve Escrow Account" has the meaning given to it
Section 4.21.

"Land" shall mean the tracts of real property owned by any Loan Party, whether designated as Primary Collateral, Other
Collateral or Related Party Asset..

"Leases" shall mean all written leases or rental agreements, if any, by which any Borrower, as landlord, grants to a tenant a leasehold interest in all or any portion of the Land or Improvements.

"Lien" shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

"Loan Documents" shall mean collectively, this Agreement, the Notes, the Deeds of Trust, the Financing Statements, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.

"Loan Extension" shall mean the Extension of the Loans in accordance with the requirements and provisions of Section 1.16 of Addendum 2, the effective date of which shall not be later than December 16, 2001.

"Loan Party" shall mean each Borrower, each of their respective Subsidiaries (whether or not a party to any Loan
Document) and each other Person who or which shall be liable for the payment or performance of all or any portion of the Indebtedness or who or which shall own any property that is subject to (or purported to be subject to) a Lien which secures all or any portion of the Indebtedness.

"Loans" shall mean, collectively, the Revolving Loans and the Term Loans, and "Loan" shall mean any of them.

"Material Adverse Effect" shall mean any act, event, condition or circumstance which could be expected to materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of any Loan Party, the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.

"Material Litigation" shall mean any existing or threatened action, suit or litigation reported or required by applicable law to be reported by Stratus in any filing with the Securities and Exchange Commission and any other action, suit, litigation or proceeding, at law or in equity, or before any arbitrator or by or before any Governmental Authority, pending, or, to the best knowledge of any Borrower, threatened against or affecting any Loan Party, which has a reasonable prospect of adverse determination and, if adversely determined, could reasonably be expected to materially impair the right of the Loan Party to carry on its business substantially as now conducted or could have a Material Adverse Effect.

"Maximum Legal Rate" shall mean the maximum rate of nonusurious interest per annum permitted to be paid by Borrowers or, if applicable, another Loan Party or received by Bank with respect to the applicable portion of the Indebtedness from time to time under applicable state or federal law as now or as may be hereafter in effect, including, as to Chapter 1 D of Title 79 Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "weekly ceiling rate" (as defined in '303 of the Texas Finance Code).

 "Maximum Loan Amount"shall mean (i) prior to Loan Extension, thirty-five percent (35%) of the fair market value of the Primary Collateral as indicated by the Primary Collateral Appraisals delivered to and accepted by Bank on or prior to the date hereof, and (ii) at and following Loan Extension, twenty-five percent (25%) of the fair market value of the Primary Collateral as indicated by either, at Bank's option and Borrowers' expense, newly prepared Primary Collateral Appraisals or recertifications of the accuracy and values presented in the Primary Collateral Appraisals delivered to and accepted by Bank on or about the date hereof.

"Mortgaged Property" shall mean the Land, Improvements, MUD Reimbursables, Interest Reserve Escrow Account (if Borrowers establish the same), Stratus's ownership interests, direct or indirect, in all Related Parties, and all other property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, including all other property, assets and rights in which any Borrower obtains an ownership interest, directly or indirectly, with proceeds of either of the Loans.

"MUD Reimbursables" shall mean those reimbursements due to any one or more of the Borrowers from the Municipal Utility Districts, including, but not limited to, those payments due to one or more of the Borrowers from the City of Austin, as more fully identified in Exhibit D attached hereto.

"Notes" shall mean, collectively, whether one or more, the Revolving Loan Note and the Term Note, and "Note" shall mean any of them, executed and delivered by Borrowers payable to the order of Bank, evidencing the Loans, as the same may be renewed, extended, modified, increased or restated from time to time.

"Other Collateral" shall mean the tracts of Land listed on Exhibit B, attached hereto, and no other part or portion of the Mortgaged Property.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

"Pension Plan(s)" shall mean any and all employee benefit pension plans of Borrower and/or any of its Subsidiaries in effect from time to time, as such term is defined in ERISA.

"Permitted Disposition" shall mean (i) a transfer of a beneficial interest in any Borrower or any entity holding a direct or indirect interest in any Borrower by any person or entity holding such an interest to any other person or entity holding such an interest as of the date of this Agreement (the "Interest Holders"); (ii) any transfer of a legal or beneficial interest in any publicly-traded stock of Stratus; or (iii) a transfer of a legal or beneficial interest in any Borrower or any entity holding a direct or indirect interest in any Borrower for bona fide estate planning purposes to: (A) members of such transferor=s immediate family or (B) a trust, the holders of the beneficial interests of which are a current Interest Holder or a member of the Interest Holder's immediate family; provided, however, that a Permitted Disposition shall not include any transfer or series of transfers which (1) after taking into account any prior Permitted Disposition shall result in (x) the proposed transferee owning (directly or indirectly) more than 49% of the interests in any Borrower or any entity holding a direct or indirect interest in any Borrower unless such transferee owned more than 49% of such interests as of the date of this Agreement, or (y) a transfer of more than 49% of the interests in any Borrower or any entity holding a direct or indirect interest in any Borrower; (2) shall result in a change of control of any Borrower or the day to day operations of the Mortgaged Property; (3) any Borrower shall not have given Bank notice of such transfer together with copies of all instruments effecting such transfer later than seven (7) business days prior to the effective date of such transfer; or (4) occurs at any time when an Event of Default has occurred and remains uncured. For the purposes of Permitted Dispositions, a change of control of any Borrower or any entity holding a direct or indirect interest in any Borrower shall be deemed to have occurred if there is any change in the identity of the individual or group of individuals who have the right, by virtue of the articles of incorporation, articles of organization, the by-laws or an agreement, with or without taking any formative action, to cause such Borrower or such entity to take some action or to block such Borrower or such entity from taking some action which, in either case, such Borrower or such entity could take or could refrain from taking were it not for the rights of such stockholders, partners or members of such Borrower or such entity, as the case may be.

"Permitted Encumbrances" shall mean Liens in favor of the Bank, all matters shown on Schedule B of the Title Policies, Liens for taxes not yet due and payable, Liens not delinquent arising in the ordinary course of business and created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations, and Contested Items.

"Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

"Primary Collateral" shall mean the tracts of Land listed on Exhibit A, attached hereto, and no other part or portion of the Mortgaged Property; provided, however, the Primary Collateral may be expanded by adding additional collateral to Exhibit A and obtaining an appraisal, an environmental audit and other documents that may be required by Bank.

"Primary Collateral Appraisals" shall mean appraisals prepared and obtained at Borrowers' expense covering the Primary Collateral in form and content and conducted and prepared by one or more
appraisers reasonably acceptable to Bank.   Each Primary Collateral
Appraisal shall comply with all appraisal requirements of Bank and any Governmental Authority having jurisdiction over Bank.

"Related Party" shall mean any corporation, partnership, limited liability company or any other legal entity in which Stratus owns or holds, directly or indirectly, any legal or beneficial ownership interest.

"Related Party Assets" shall mean the assets owned by the Borrower which may be transferred to the Related Parties from time to time.

"Related Party Shortfall" shall mean the difference between
(A) seventy percent (70%) of the appraised value of any real estate asset sold to a Related Party and (B) the net proceeds received by Bank for application to the Loans upon the sale of such real estate asset to a Related Party (which net proceeds shall in no event be less than the greater of (i) fifty percent (50%) of the gross sales price or (ii) fifty percent (50%) of the Appraised Value of the Primary Collateral or the Assigned Value of the Other Collateral of such asset).

"Release Provisions" shall mean the provisions set forth on Addendum 3, attached hereto.

"Request for Advance" shall mean an oral or written request or authorization for an Advance of Loan proceeds which if made in writing shall be in the form annexed hereto as Exhibit E, or in such other form as is acceptable to Bank.

"Revolving Loan" shall mean the Loan made, or to be made, by Bank to or for the credit of Borrowers in one or more Advances not to exceed at any one time the Revolving Loan Maximum Amount, pursuant to the Loan Terms, Conditions and Procedures Addendum

"Revolving Loan Maturity Date" shall mean December 16, 2001, unless Loan Extension occurs, in which case such term shall mean December 16, 2002, or, and regardless of whether Loan Extension occurs, such earlier date on which the entire unpaid principal amount of the Revolving Loan becomes due and payable whether by the lapse of time, acceleration or otherwise; provided, however, if any such date is not a Business Day, then the Revolving Loan Maturity Date shall be the next succeeding Business Day.

"Revolving Loan Maximum Amount" shall mean Ten Million Dollars
($10,000,000.00).

"Revolving Loan Note" shall mean the Revolving Loan Note of even date herewith in the original principal amount of $10,000,000.00 made by Borrowers payable to the order of the Bank, as the same may be renewed, extended, modified, increased or restated from time to time.

"Section 2.18 Assets" shall have the meaning given to the term in Section 2.18 of Addendum 2.

"Subsidiary"	shall mean as to any particular parent entity,
any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

"Surveys" shall mean a survey of each tract of the Primary
Collateral in form and content reasonably satisfactory and acceptable to the Bank and sufficient to allow the Title Company to endorse the standard survey exception in the Title Policies to "shortages in area" only.

"Telephone Notice Authorization" shall mean an agreement in form satisfactory to Bank authorizing telephonic and facsimile notices of borrowing and establishing a codeword system of identification in connection therewith.

"Term Loan" shall mean the Loan made, or to be made, by Bank to or for the credit of Borrowers in one Advance not to exceed the lesser of Twenty Million Dollars($20,000,000.00) or the sum advanced on the Term Note to Borrower as of the date hereof pursuant to the Loan Terms, Conditions and Procedures Addendum.

"Term Loan Maturity Date" shall mean December 16, 2001, unless
Loan Extension occurs, in which case such term shall mean December 16, 2002, or, and regardless of whether Loan Extension occurs, such earlier date on which the entire unpaid principal amount of the Term Loan becomes due and payable whether by the lapse of time, acceleration or otherwise; provided, however, if any such date is not a Business Day, then the Term Loan Maturity Date shall be the next succeeding Business Day.

"Term Note" shall mean that certain promissory note of even date herewith in the original principal amount of $20,000,000.00 executed by Borrowers, payable to the order of Bank as the same may be renewed, extended, modified, increased or restated from time to time.

"Title Company" shall mean the Title Company (and its issuing agent, if applicable) issuing the Title Policies, which shall be acceptable to Bank in its sole and absolute discretion.

"Title Policies" shall mean mortgagee policies of title insurance issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Bank, in the aggregate maximum amount of $30,000,000.00 insuring that the Deeds of Trust covering the Primary Collateral constitute valid liens covering the Primary
Collateral subject only to those exceptions which Bank may approve and containing such endorsements as Bank may require.

"UCC" shall mean the Uniform Commercial Code as adopted and in force in the State in which the Land is located, as amended.

                   	ADDENDUM 2

 	LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM


SECTION 1. 	THE LOAN

1.1	Agreements to Lend.  Bank hereby agrees to lend to
Borrowers up to but not in excess of the Revolving Loan Maximum Amount and the Term Loan, and Borrowers hereby agree to borrow such sums from Bank, all upon and subject to the terms and provisions of this Agreement, such sums to be evidenced by, respectively, the Revolving Loan Note and Term Note. Subject to the terms and provisions of this Agreement and the other Loan Documents, principal repaid on the Revolving Loan may be reborrowed by Borrowers. No principal amount repaid by Borrower on the Term Loan may be reborrowed by Borrowers. Borrowers' liability for repayment of the interest on account of the Loans shall be limited to and calculated with respect to Loans proceeds actually disbursed to Borrowers pursuant to the terms of this Agreement and the Notes and only from the date or dates of such disbursements. Bank may, in Bank's discretion, disburse Loans proceeds by journal entry to pay interest and financing costs and disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrowers pursuant to this Agreement. Loan proceeds disbursed by Bank by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Bank to pay costs or expenses required to be paid by Borrowers pursuant to this Agreement, shall constitute Advances to Borrowers.

1.2	Advances.  The entire amount of the Term Loan shall be
disbursed to Borrowers in one Advance upon satisfaction of the conditions to the Initial Advance set forth in this Agreement. The proceeds of the Revolving Loan shall be disbursed to Borrowers in one or more Advances upon satisfaction of the applicable conditions to Advances set forth in this Agreement.

1.3	Limitation on Advances.  Under no circumstances shall
Bank be required to disburse any proceeds of the Revolving Loan that would cause the outstanding balance thereof at any one time to exceed the Revolving Loan Maximum Amount or disburse any proceeds of either of the Loans that would cause the aggregate outstanding balance of the Loans at any one time to exceed the Maximum Loan Amount.

1.4	Regulatory Restrictions.  Notwithstanding anything in
this Agreement or the other Loan Documents to the contrary, in no event shall Bank be required to disburse, nor shall Borrowers be entitled to demand that Bank disburse, all or any portion of any of the Loans if the amounts of the Loans would, in Bank's sole and absolute discretion, cause Bank to exceed the lending limit to a single borrower under any applicable state or federal law, regulation or ruling. If Bank determines, in its sole and absolute discretion, at any time (including after any portion or all of the Loans have been disbursed) that the transactions evidenced by this Agreement and the other Loan Documents violates such lending limit restriction, then Bank shall have the right to immediately declare the Notes to be due and payable and shall thereafter have no further obligations to disburse any further proceeds of the Loans.
 In such event, Borrowers shall be required to immediately pay all outstanding Indebtedness and shall have no further rights and privileges under this Agreement and the other Loan Documents.

1.5	Repayment of and Interest on Loans.  The Indebtedness
from time to time outstanding under and evidenced by the Notes shall bear interest at the respective rates per annum set forth in the Notes until the occurrence of an Event of Default and thereafter at the Default Rate and shall otherwise be repaid in accordance with the terms of the respective Notes. All unpaid principal, accrued and unpaid interest and other amounts owing under the Revolving Loan Note and Term Note shall be due and payable on the Revolving Loan Maturity Date and Term Loan Maturity Date, respectively.

1.6	Loan Extension.  The Loans may be converted  ("Loan
Extension") to the Extension Loans upon written request of Borrowers given to Bank not less than thirty (30) days before the anticipated date for Loan Extension, and upon satisfaction of the following:

(a)	Payment to Bank, in cash, of the Extension Fee.

(b)No Event of Default or any event, circumstance or action which, with the giving of notice, passage of time or failure to cure would give rise to an Event of Default shall have occurred and be then existing.

(c)	No event, claim, liability or circumstance shall
have occurred which, in Bank's determination, could be expected to have or have had a Material Adverse Effect.

(d)	The amount outstanding on the Term Loan and the
Revolving Loan in the aggregate shall not exceed the Maximum
Loan Amount.

(e)	At Borrowers' expense, an updated appraisal on the
remaining Primary Collateral.

Loan Extension shall occur or be deemed to have occurred upon Borrowers' satisfaction of all conditions precedent to Loan Extension, as determined by Bank and the effective date of such Loan Extension will be December 15, 2001. To the extent Borrowers have not satisfied all conditions precedent to Loan Extension, as determined by Bank, as of December 16, 2001, then Borrowers shall not thereafter be eligible for Loan Extension.

SECTION 2. 	ADVANCES, PAYMENTS, RECOVERIES AND COLLECTIONS

2.1	Advance Procedure.  Except as hereinafter provided,
Borrowers may request an Advance by submitting to Bank a Request for Advance by an authorized representative of Borrowers, subject to the following:

(a)each such Request for Advance shall include, without limitation, the proposed amount of such Advance and the proposed Disbursement Date, which date must be a Business Day;

(b)	a Request for Advance, once communicated to Bank,
shall not be revocable by Borrowers;

(c)	each Request for Advance, once communicated to Bank,
shall constitute a representation, warranty and certification by Borrowers as of the date thereof that:

(i) both before and after the making of such Advance, all of the Loan Documents are and shall be valid, binding and enforceable against each Loan Party, as applicable;

(ii)	all terms and conditions precedent to the
making of such Advance have been satisfied, and shall remain satisfied through the date of such Advance;

(iii)	the making of such Advance will not cause
(A) the aggregate principal amount of all Advances on the Term Note to exceed the original principal amount of the Term Note, (B) the aggregate principal amount outstanding on the Revolving Loan Note to exceed the Revolving Loan
Maximum Amount or (C) the aggregate principal amount outstanding on both the Term Note and Revolving Loan Note to exceed the Maximum Loan Amount;

(iv)	no Default or Event of Default shall have
occurred or be in existence, and none will exist or arise upon the making of such Advance;

(v)	the representations and warranties contained
in this Agreement, and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance; and

(vi)	the Advance will not violate the terms or
conditions of any contract, indenture, agreement or other borrowing of any Loan Party.

Bank may elect (but without any obligation to do so) to make an Advance upon the telephonic or facsimile request of Borrowers, provided that Borrowers have first executed and delivered to Bank a Telephone Notice Authorization. If any such Advance based upon a telephonic or facsimile request is made by Borrowers, Bank may require Borrowers to confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 11:00 a.m. (Dallas, Texas time) on the next Business Day following the Disbursement Date of such Advance, a duly executed written Request for Advance, and all other provisions of this Section 2.1 shall be applicable with respect to such Advance. In addition, Borrowers may authorize the Bank to automatically make Advances pursuant to such other written agreements as may be entered into by Bank and Borrowers.
 Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Special Account.

2.2	Voluntary Prepayment.  Borrowers may prepay all or part
of the outstanding balance under the Term Note and/or the Revolving Loan Note at any time, without premium, penalty or, in the case of the Revolving Loan Note, prejudice to the right of Borrowers to reborrow sums of the Revolving Loan under the terms of this Agreement, subject to the terms and conditions of the Loan Documents; provided that without the Bank's prior written consent, which consent may be withheld in the Bank's sole discretion, Borrowers shall not be permitted to prepay more than Five Million Dollars ($5,000,000.00) of the outstanding balance of the Revolving Loan during any calendar year while the Term Note is outstanding.

2.3	Revolving Loan Maximum Amount and Reduction of
Indebtedness. Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amount of the Revolving Loan at any time outstanding shall not exceed the Revolving Loan Maximum Amount. If said limitation is exceeded at anytime, Borrowers shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrowers shall provide Bank cash collateral in an amount not less than such excess, and Borrowers hereby pledge and grant to Bank a security interest in such cash collateral so provided to Bank.

2.4	Maximum Loan Amount and Reduction of Indebtedness.
Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amounts of the Term Loan and the Revolving Loan at any time outstanding shall not exceed the Maximum Loan Amount. If said limitation is exceeded at anytime, Borrowers shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrowers shall provide Bank cash collateral in an amount not less than such excess, and Borrowers hereby pledge and grant to Bank a security interest in such cash collateral so provided to Bank.

2.5	Use of Proceeds of Loans.  The proceeds of the Term Loan
shall be used to repay existing and outstanding Debt of Borrowers and the costs and expenses incurred by Borrowers in connection with the transactions contemplated by this Agreement, and Borrowers shall promptly provide written evidence satisfactory to Bank that such Debt has been paid and discharged, and that any and all security interests, mortgages and other Liens and encumbrances securing such Debt have been fully discharged and terminated. The proceeds of the Revolving Loan shall be used for pre-development costs, such as earnest money deposits, and property improvements in connection with the Land and other working capital needs of Borrowers, including corporate and project general, administrative and operating costs, pursuit costs, entitlement costs, taxes, business endeavors associated with the development of commercial and residential real properties and for land acquisitions in accordance with the terms of Section 2.18 of this Addendum.

2.6	Non-Application of Chapter 346 of Texas Finance Code.
The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to any of the Loan Documents or the transactions contemplated thereby.

2.7	Place of Advances.  All Advances are to be made at the
office of Bank, or at such other place as Bank may designate.

2.8	Bank's Books and Records.  The amount and date of each
Advance hereunder, the amount from time to time outstanding under the Notes, the interest rate in respect of the Loans, and the amount and date of any repayment hereunder or under the Notes, shall be noted on Bank's books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrowers of their obligations to pay to Bank all amounts owing to Bank under or pursuant to the Loan Documents, in each case, when due in accordance with the terms hereof or thereof.

2.9	Payments on Non-Business Day.  In the event that any
payment of any principal, interest, fees or any other amounts payable by Borrowers under or pursuant to any Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the interest rate set forth in the applicable Note for and during any such extension.

2.10	Payment Procedures.  Unless otherwise expressly provided
in a Loan Document, all sums payable by Borrowers to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at the office of Bank identified on the signature page of this Agreement, or at such other office of Bank as Bank may designate in writing to Borrowers from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of any Borrower maintained with Bank for all or any part of any Indebtedness which is not paid when due and payable; provided, however, that such authorization shall not affect any Borrower's obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by such Borrower with Bank are insufficient to pay any amounts then due.

2.11	Maximum Interest Rate.  At no time shall any interest
rate or Default Rate under this Agreement or the Notes, or otherwise in respect of the Loans or any Indebtedness hereunder, exceed the Maximum Legal Rate, giving due consideration to the execution of this Agreement and the Notes. In the event that any interest is charged or otherwise received by Bank in excess of the Maximum Legal Rate, Borrowers hereby acknowledge and agree that any such excess interest shall be the result of an accidental and bona fide error, and any such excess shall be deemed to have been payments of principal, and not of interest, and shall be applied, first, to reduce the principal Indebtedness then outstanding, second, any remaining excess, if any, shall be applied to reduce any other Indebtedness, and third, any remaining excess, if any, shall be returned to Borrowers. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Loan Document, but subject to all limitations contained in this paragraph, if at anytime any interest rate or Default Rate applicable to any portion of the Indebtedness is computed on the basis of the Maximum Legal Rate, any subsequent reduction in such interest rate or Default Rate shall not reduce such interest rate thereafter payable below the Maximum Legal Rate until the aggregate amount of interest accrued equals the total amount of interest that would have accrued if interest had, at all times, been computed solely on the basis of the applicable interest rate or Default Rate. This paragraph shall control all agreements between the Borrowers and the Bank.


2.12	Receipt of Payments by Bank.  Any payment by Borrowers of
any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrowers expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder. Bank shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Bank under any Loan Document upon the occurrence and during the continuance of any such Event of Default.
 Borrower further agrees that after the occurrence and during the continuance of any Default Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Mortgaged Property, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrowers hereby expressly agree that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.

2.13	Security.  Payment and performance of the Indebtedness
shall be secured by Liens on the assets, other collateral and properties of Borrowers and of such other Loan Parties as Bank may require from time to time.

2.14	Conditions Precedent to the Term Loan and Initial
Advance. The obligation of the Bank to make the sole Advance on the Term Loan and the initial Advance on the Revolving Loan pursuant to this Agreement shall be subject to the satisfaction of all of conditions precedent set forth in this Section. In the event that any condition precedent is not so satisfied but Bank elects to make the sole Advance on the Term Loan and the initial Advance on the Revolving Loan notwithstanding the same, such election shall not constitute a waiver of such condition and the condition shall be satisfied prior to any subsequent Advance.

(a)	All of the Loan Documents shall be in full force and
effect and binding and enforceable obligations of Borrowers and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby.

(b)	All actions, proceedings, instruments and documents
required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have requested.

(c)	Each Loan Party shall have performed and complied
with all agreements and conditions contained in the Loan
Documents applicable to it and which are then in effect.

(d)	Borrowers shall have delivered, or caused to have
been delivered, to Bank or done or caused to have been done, to Bank's satisfaction each and every of the following items:

(1)	This Agreement (together with all addenda,
schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), the Notes, the Deeds of Trust and all other Loan
Documents duly executed, acknowledged (if required) and delivered by Borrowers and any Person who is a party thereto.

(2)	(i) Copies of resolutions of the board of
directors, partners or members or managers, as applicable, of each Loan Party evidencing approval of the borrowing hereunder and the transactions contemplated by the Loan Documents, and authorizing the execution, delivery and performance by each Loan Party of each Loan
Document to which it is a party or by which it is otherwise bound, which resolutions shall have been certified by a duly authorized officer, partner or other representative, as applicable, of each Loan Party as of the date of this Agreement as being complete, accurate and in full force and effect; (ii) incumbency certifications of a duly authorized officer, partner or other representative, as applicable, of each

Loan Party,
in each case, identifying those individuals who are authorized to execute the Loan Documents for and on behalf of such Person(s), respectively, and to otherwise act for and on behalf of such Person(s); (iii) certified copies of each of such Person(s)' articles of incorporation and bylaws, partnership agreement, certificate of limited partnership, articles of organization, regulations or operating agreement, as applicable, and all amendments thereto; and
(iv) certificates of existence, good standing and authority to do business, as applicable, certified substantially contemporaneously with the date of this Agreement, from the state or other jurisdiction of each of such Person(s)' organization and from every other state or jurisdiction in which such Person is required, under applicable law, to be qualified to do business.

(3)	Proof that appropriate security agreements,
financing statements, mortgages, deeds of trust, collateral and such additional documents or certificates as may be required by Bank and/or contemplated under the terms of any and every Loan Document, and such other documents or agreements of security and appropriate assurances of validity, perfection and priority of Lien as Bank may request shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect, subject only to Permitted Encumbrances, the Liens granted thereby.

(4)	An opinion of Borrowers' legal counsels, dated
as of the date of this Agreement, as to enforceability and authority issues and covering such other matters as are required by Bank and which are otherwise reasonably satisfactory in form and substance to Bank.

(5)	An opinion of Drenner & Stuart, L.L.P., dated
as of the date of this Agreement, covering such entitlement issues for the Primary Collateral as are required by Bank and which is otherwise reasonably satisfactory in form and substance to Bank.

(6)	A UCC, tax lien and judgment lien record
search, disclosing no notice of any Liens or encumbrances filed against any of the Mortgaged Property, other than the Permitted Encumbrances.

(7)	Evidence of insurance coverage as required by
this Agreement and the Deeds of Trust.

(8)	The Title Policies (or the Title Company's
unconditional commitment to issue the Title Policies upon recordation of the Deeds of Trust).

(9)	An environmental audit report covering the
Primary Collateral, in form and content and conducted and prepared by an environmental consultant reasonably acceptable to Bank. Borrowers agree that Bank may disclose the contents of such environmental audit report to Governmental Authorities and Borrowers shall deliver to Bank the written consent to such disclosure from the respective environmental consultant.

(10)	The Primary Collateral Appraisals.

(11)	Evidence that none of the Primary Collateral
is located within any designated flood plain or special flood hazard area or, in lieu thereof at Bank's request, evidence that Borrowers have applied for and received flood insurance covering the insurable Improvements in the maximum coverage available to Bank.


(12)	To the extent portions of the Primary
Collateral have been platted, full-size, single sheet copies of all recorded subdivision or plat maps of the Primary Collateral approved (to the extent required by Governmental Requirements) by all

Governmental
Authorities, if applicable, and legible copies of all instruments representing exceptions to the state of title to the Primary Collateral.

(13)	Evidence of the applicable zoning ordinances
and restrictive covenants affecting the Land.

(14)	Current Financial Statements of Borrowers.

(15)	If requested by Bank, a soils and geological
report covering the Primary Collateral issued by a laboratory approved by Bank, which report shall be reasonably satisfactory in form and substance to Bank, and shall include a summary of soils test borings.

(e)	Bank shall have received payment of the Commitment
Fee.

(f)	Bank shall have received such other instruments,
documents and evidence (not inconsistent with the terms hereof) as Bank may reasonably request in connection with the making of the Loans hereunder, and all such instruments, documents and evidence shall be satisfactory in form and substance to Bank.

(g)	Upon making the Term Loan and the initial Advance on
the Revolving Loan, the aggregate amount outstanding on both
Loans shall not exceed the Maximum Loan Amount.

2.15	Conditions to Subsequent Advances.  Bank has no
obligation to make any Advance on the Revolving Loan subsequent to the initial Advance unless the following conditions precedent are satisfied on or before the Disbursement Date for such Advance:

(a)	If the Disbursement Date is ninety (90) days after
the date hereof, and thereafter at Bank's request, Borrower shall furnish to Bank an endorsement to the Title Policies (or if an endorsement is not available, a letter from the Title Company) showing "nothing further" of record affecting the Primary Collateral from the date of recording of the Deeds of Trust, except such matters as Bank specifically approves.

(b)	All Loan Documents shall be in full force and effect
and binding and enforceable obligations of each Loan Party.

(c)	Each of the representations and warranties of each
Loan Party under any Loan Document shall be true and correct in all material respects.

(d)	No Default or Event of Default shall have occurred and be
continuing; there shall exist no Material Adverse Effect; and no provision of law, any order of any Governmental Authority, or any regulation, rule or interpretation thereof, shall have had any material adverse effect on the validity or enforceability of any Loan Document.

(e)	Upon making the Advance on the Revolving Loan then
requested, the amount outstanding on both the Revolving Loan and Term Loan in the aggregate shall not exceed the Maximum
Loan Amount.

(f)	If the Disbursement Date is sixty (60) or more days
after the date hereof, Bank shall be in receipt of all Surveys.

2.16	Advance Not A Waiver.  No Advance of the proceeds of the
Revolving Loan shall constitute a waiver of any of the conditions of Bank's obligation to make further Advances, nor, in the event Borrowers are unable to satisfy any such condition, shall any such Advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default.


2.17	Advance Not An Approval.  Bank shall have no obligation
to make any Advance or part thereof during the existence of any Default or Event of Default, but shall have the right and option so to do; provided that if Bank elects to make any such Advance, no such Advance shall be deemed to be either a waiver of the right to demand payment of the Loans, or any part thereof, or an obligation to make any other Advance.

2.18	Additional Land Acquisitions.  Subject to the
satisfaction of all conditions precedent to Advances on the Revolving Loan, Bank hereby agrees to make one or more Advances on the Revolving Loan to Borrowers in an amount not to exceed at any one time or in the aggregate $2,000,000.00 for the purpose of the acquisition of fee title to real property, provided that Borrowers
(i) provide Bank with information about such real property as Bank may reasonably request, (ii) execute and deliver to Bank a deed of trust, substantially in the form of the Deeds of Trust, granting to Bank a deed of trust first lien on such real property, and (iii) execute and deliver to Bank its proposed disposition plan of such real property which must be reasonably satisfactory to Bank. Any and all real estate assets acquired in whole or part with Advances made under this Section are sometimes referred to as "Section 2.18 Assets."

2.19	Mandatory Prepayments.  Borrowers shall immediately pay
to Bank for application to the Loans in accordance with the terms of this Agreement, unless otherwise agreed by Bank in writing, the following sums: (i) one-hundred percent (100%) of the net proceeds received by or on behalf of any Borrower from the sale of all or any portion of the Mortgaged Property or upon the taking of all or any portion of the Mortgaged by condemnation; provided that, if such sale is to a Related Party, the mandatory prepayment shall be in an amount equal to the greater of fifty percent (50%) of the gross sales price or fifty percent (50%) of the corresponding Partial Release Price as shown on Addendum 3 of such portion of the Mortgaged Property, (ii) one-hundred percent (100%) of the net proceeds of MUD Reimbursables, (iii) one-hundred percent (100%) of the net proceeds received upon the sale of any Section 2.18 Asset,
(iv) and one-hundred percent (100%) of the distributions received by any Borrower from any Partnership or any Future Partnership upon the sale by such Related Party of any real property interest.

2.20	Application of Payments.  Notwithstanding anything to the
contrary set forth in the Loan Documents, so long as no Event of Default exists, all payments made on any of the Loans shall be applied in the following order of priority:

 I.	"REIMBURSABLES".  Net proceeds received from MUD Reimbursables shall be applied in the following sequence:

A.	Current Interest
First, apply proceeds to pay interest current on both the Term Loan and Revolving Loan or withhold an amount necessary to pay interest current at month end.

B.	Remaining proceeds to be applied equally between #1 and
#2 below:

1.	Term Loan

(i)	Reduce Term Loan principal

(ii)	Apply any remaining proceeds as follows:  to
repay any outstanding balance on the Revolving
Loan Note, and then the remaining proceeds shall be distributed to Borrowers at their direction.

2.	Revolving Loan
At the Borrowers' election, remaining funds may be allocated between (i) and (ii) below:

(i)	Establish or replenish the Interest Reserve
Escrow Account.


(ii)	Reduce principal balance of the Revolving Loan
Note in an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) in accordance with Section 2.2, Addendum 2. Any remaining proceeds under this provision shall be applied in the following order of priority:

(a)	First, to repay the principal balance of
the Term Note.

(b)	Second, to repay any outstanding balance
on the Revolving Loan Note.

(c)	Third, upon repayment of the Revolving
Loan Note, remaining proceeds shall be
distributed to Borrower at their
direction.

 II.	SECTION 2.18 ASSETS
Net proceeds from the sale of a Section 2.18 Asset will be applied in the following order of priority:

A.	Current Interest
First, apply proceeds to pay interest current on both the Term Note and Revolving Loan Note or withhold an amount necessary to pay interest current at month end.

B.	Revolving Loan Note
Remaining proceeds to be applied to the Revolving Loan
Note in an amount not to exceed the funds used under the Revolving Loan Note to acquire the Section 2.18 Asset.

C.	Term Note
Remaining proceeds to be applied to the Term Note principal balance until such time as the Term Note balance has been reduced Five Million and No/100 Dollars
($5,000,000.00) from any source in any given calendar year.

D.	Any remaining proceeds shall be applied equally to #1 and
#2 below:

1.	Term Note

(i)	Reduce Term Loan principal.

(ii)	Apply any remaining proceeds to repay
Revolving Loan Note as follows: to repay any outstanding balance on the Revolving Loan
Note, and then the remaining proceeds shall be distributed to Borrowers at their direction.

2.	Revolving Loan Note
Remaining proceeds to be applied in the following order of priority:

(i)	At the Borrower=s discretion, establish or
replenish the Interest Reserve Escrow Account.

(ii)	To the extent that any Related Party Shortfall
balance exists, repay Term Loan in an amount up to the Related Party Shortfall amount then outstanding.

(iii)	Reduce principal balance of the Revolving
Loan Note subject to the Five Million and No/100 Dollar ($5,000,000.00) limitation set forth in Section 2.20 of Addendum 2. Any remaining proceeds under this provision shall be applied in the following order of priority:

(a)	To repay the principal balance of the
Term Note.

(b)	To repay any outstanding balance on the
Revolving Loan Note.

(c)	Upon repayment of the Revolving Note,
remaining proceeds shall be distributed
to Borrower at their direction.

 III.	PRIMARY COLLATERAL OR OTHER COLLATERAL SALES OR
PARTNERSHIP  DISTRIBUTIONS
Net proceeds from the sale of Primary Collateral or Other
Collateral or Partnership distributions will be applied in the following order of priority:

A.	Current Interest

First, apply proceeds to pay interest current on both the Term Note and Revolving Loan Note or withhold an amount necessary to pay interest current at month end.

B.	Term Note
Remaining proceeds to be applied to the Term Note principal balance until such time as the Term Note balance has been reduced Five Million and No/100 Dollars
($5,000,000.00) from any source in any given calendar year (with the first calendar year being from the date hereof to December 31, 2000).

C.	Any remaining proceeds shall be applied equally to #1 and
#2 below:

1.	Term Note

(i)	Reduce Term Loan principal.

(ii)	Apply any remaining proceeds to repay
Revolving Loan Note as follows: to repay any outstanding balance on the Revolving Loan
Note, and then the remaining proceeds shall be distributed to Borrowers at their direction.

2.	Revolving Loan Note
Remaining proceeds to be applied in the following order of priority:

(i)	At the Borrower's discretion, establish or
replenish the Interest Reserve Escrow Account.

(ii)	To the extent that any Related Party Shortfall
balance exists, repay Term Loan in an amount up to the Related Party Shortfall amount then outstanding.

(iii)	Reduce principal balance of the Revolving
Loan Note subject to the Five Million and No/100 Dollar ($5,000,000.00) limitation set forth in Section 2.20 of Addendum 2. Any remaining proceeds under this provision shall be applied in the following order of priority:

(a)	To repay the principal balance of the
Term Note.

(b)	To repay any outstanding balance on the
Revolving Loan Note.

(c)	Upon repayment of the Revolving Loan,
remaining proceeds shall be distributed
to Borrower at their direction.


 IV.	CONVEYANCE OF PRIMARY COLLATERAL AND OTHER COLLATERAL TO
RELATED PARTIES
Net proceeds from the conveyance of Primary Collateral or Other Collateral to a Related Party will be applied in the following sequence:

A.	Current Interest
First, apply proceeds to pay interest current on both the Term Note and Revolving Loan Note or withhold an amount necessary to pay interest current at month end.

B.	Term Note

1.	Reduce Term Note principal

2.	Apply any remaining proceeds to repay Revolving Loan
Note as follows: to repay any outstanding balance on the Revolving Loan Note, and then the remaining proceeds shall be distributed to Borrowers at their direction.

Attached for informational purposes to this Addendum 2 as Addendum 2(a) is a Priority Application of Proceeds Schedule. In the event of a conflict between the terms of said Priority
Application of Proceeds Schedule and this Addendum 2, this
Addendum 2 shall control.

                 	ADDENDUM 3

             	RELEASE PROVISIONS

(Terms used with initial capital letters in this Addendum 3 that are not specifically defined in this Agreement shall have the meanings ascribed to them in the Deeds of Trust.)


The Partial Release Price for Primary Collateral shall be as follows: The payment to Bank of a Partial Release Price equal to one hundred percent (100%) of the Net Proceeds (i.e., all proceeds less only reasonable closing costs, surveying costs, title insurance premiums, attorneys' fees and a broker's commission not to exceed six percent (6.0%) with aggregate deductions not to exceed eight percent(8%) of the sales price), which Net Proceeds shall in no event be less than eighty-five percent (85%) of the appraised value (using year one undiscounted unit prices) (hereinafter referred to as "Appraised Value") of the Primary Collateral being released.
 See Addendum 3-1 (a) - (c) attached hereto for the schedule of Appraised Value.

The Partial Release Price for Other Collateral shall be as follows: The payment to Bank of a Partial Release Price equal to one hundred percent (100%) of the Net Proceeds (i.e., all proceeds less only reasonable closing costs, surveying costs, title insurance premiums, attorneys' fees and a broker's commission not to exceed six percent (6%) with aggregate deductions not to exceed eight percent (8%) of the sales price), which Net Proceeds shall in no event be less than eighty-five percent (85%) of the assigned value (hereinafter referred to as "Assigned Value") established by Bank and Borrowers for each of the Lots [or Tracts] of Other Collateral (the "Minimum Release Prices"). See Addendum 3-2 attached hereto for the schedule of Assigned Value.

The foregoing notwithstanding, the Partial Release Price for Primary Collateral or Other Collateral for sale to a Related Party shall be as follows: The payment of a Partial Release Price equal to one hundred percent (100%) of all cash proceeds received by Borrowers, which cash proceeds shall in no event be less than the greater of (i) fifty percent (50%) of the Appraised Value for Primary Collateral or fifty percent (50%) of the Assigned Value for Other Collateral, as applicable, of the Primary Collateral or Other Collateral being released; or
(ii) fifty percent (50%) of the gross sales price paid by the Related Party. The gross sales price (i.e., cash proceeds and all other considerations) for the sale to the Related Party will not be less than eighty-five percent (85%) of the applicable Appraised Value or Assigned Value.

Notwithstanding anything contained herein to the contrary, the location and configuration of the Lot or Lots [Tract or Tracts] to be released shall be reasonably satisfactory to Bank and no Partial Release shall result in any remaining Lot [or Tract] being without access to a public street. Any and all Partial Releases shall be in accordance with the following procedures:


(1)	Borrowers's request for a Partial Release
shall be given to Bank and accompanied by (i) the legal description of the Lot or Lots [or Tract] to be released, together with a draft closing statement prepared for the proposed sale; (ii) information necessary to process the request for Partial Release, including whether the property to be released is Primary Collateral or Other
Collateral and whether it is being sold to a Related
Party; (iii) any appraisal reconciliation of value information as may be required by Bank, together with a reimbursement of the cost of same, which cost shall not exceed $750.00; and (iv) the name and address of the title company, if any, to whose attention the Partial
Release Instrument (as hereinafter defined) should be directed, numbers that should be referenced (order number, loan number, etc.) and the date when such Partial
Release is to be made. Borrowers shall also specify the name and address of the prospective purchaser and the intended use of the Lot [or Tract] to be released and shall supply such other documents and information concerning such Partial Release as Bank may reasonably request.

(2)	Within five (5) days after receipt of such
request, and in accordance with and pursuant to the terms and conditions of this Addendum 3 and the other applicable provisions of this Agreement, Bank shall execute an instrument effecting such Partial Release
("Partial Release Instrument") and deliver same to the title company so specified; provided that all costs and expenses of Bank associated with such Partial Release
(including, but not limited to, reasonable legal fees) shall be paid by Borrowers. Borrowers shall also obtain all title insurance endorsements reasonably required by Bank in connection with such Partial Release.

(3)	The execution and delivery of such Partial
Release Instrument shall not affect any of Borrowers's obligations under the Loan Documents, except that the payment of the Partial Release Price must be actually received by Bank. Regardless of the time such Partial
Release is executed, delivered and recorded, the payment made by Borrowers to Bank in respect to such Partial
Release shall be credited against the Indebtedness in accordance with the terms of this Agreement only upon receipt by Bank of the Partial Release Price. The
Partial Release Instrument shall be delivered, in escrow, by Bank to the title company so designated, to be held, released, delivered and recorded in accordance with Bank's escrow instructions, which shall require payment, in cash, of the Partial Release Price to Bank prior to delivery and recordation of the Partial Release
Instrument.